EXHIBIT 11.1

PLUMA, INC.

COMPUTATION OF EARNINGS PER SHARE
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




                                                               (UNAUDITED)                  (UNAUDITED)
                                                              THREE MONTHS                   NINE MONTHS
                                                            ENDED SEPTEMBER 30,           ENDED SEPTEMBER 30,
                                                       1997             1996            1997             1996

INCOME AVAILABLE TO COMMON SHAREHOLDERS:

  Net income available to common shareholders       $ 1,768,378      $ 2,735,460     $ 4,063,440      $ 3,454,321
                                                    ============     ============    ============     ===========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:

  Common shares outstanding                           8,109,152        5,315,852       7,366,625        5,315,852
  Assumed exercise of stock options
                                                      ---------        ---------       ---------        ---------
    Total                                             8,109,152        5,315,852       7,366,625        5,315,852
                                                      ==========       ==========      ==========       =========

EARNINGS PER COMMON SHARE AND COMMON
  EQUIVALENT - PRIMARY AND FULLY DILUTED                  $ .22            $ .51           $ .55            $ .65
                                                          ======           ======          ======           =====
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